AGREEMENT OF MERGER


     THIS AGREEMENT OF MERGER (the "Agreement") is dated as of the 4th day of November, 1999, by and between Independence Community Bank ("ICB"), a New York-chartered stock savings bank, and Statewide Savings Bank, S.L.A., a New Jersey-chartered savings and loan association (the "Bank") with its executive offices located in Jersey City, New Jersey.


                             W I T N E S S E T H:

     WHEREAS, pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated as of April 12, 1999, Statewide Financial Corp. (the "Company"), a New Jersey corporation, will be merged with and into ICB's parent holding company, Independence Community Bank Corp. ("ICBC"), with the result that the Bank will become a wholly owned subsidiary of ICBC;

     WHEREAS, the Merger Agreement provides that, simultaneously with or as soon as practicable after the merger of the Company into the ICBC, the Bank shall be merged with and into ICB; and

     WHEREAS, the Bank will convert immediately prior to merger of the Company with and into ICBC to a state-chartered savings bank pursuant to the provisions of NJSA 17:16M-1 et.seq.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and ICB hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Bank shall be merged with and into ICB (the "Merger"). The parties hereto do hereby agree and covenant as follows:


                                ARTICLE I

                               DEFINITIONS


     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 "Commissioner" means the Commissioner of the New Jersey Department of Banking and Insurance.

     1.2 "Effective Time" shall mean the date and time at which the merger contemplated by this Agreement of Merger becomes effective as provided in
Section 2.2 of this Agreement of Merger.

     1.3 "Merger" shall refer to the merger of the Bank with and into ICB as provided in Section 2.1 of this Agreement of Merger.

     1.4 "Merging Corporations" shall collectively refer to the Bank and ICB.

     1.5  "NJSA" shall mean the New Jersey Statutes Annotated.

     1.6  "NYBL" shall mean the New York Banking Law.

     1.7 "Superintendent" shall mean the Superintendent of Banks of the State of New York.

     1.8 "Surviving Corporation" shall refer to ICB as the surviving corporation of the Merger.


                                ARTICLE II

                           TERMS OF THE MERGER

     2.1  The Merger.

     (a) Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, the Bank shall be merged with and into ICB pursuant to Section 601 of the NYBL and Section 9A-133.1 of the NJSA and ICB shall be the Surviving Corporation of the Merger and shall continue to be governed by the NYBL.

     (b) As a result of the Merger, (i) each share of common stock, par value $1.00 per share, of the Bank issued and outstanding immediately prior to the Effective Time shall be cancelled and (ii) each share of common stock, par value $1.00 per share, of ICB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time.

     (c) At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers,franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Corporation. Schedule 2.1 contains a list of each of the deposit taking offices of the Bank which shall be operated by the Surviving Corporation as well as the home office thereof. In addition, any reference to either of the Merging Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merger Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merger Corporations if the Merger had not occurred. After the Effective
Time, the Surviving Corporation will continue to issue savings and other accounts on the same basis as immediately prior to the Effective Time.

     2.2 Effective Time. The Merger shall become effective (a) on the date and at the time immediately after which the Superintendent and, to the extent required, the Commissioner has (i) endorsed his or her approval on this Agreement of Merger and caused said Agreement to be filed with the Office of Superintendent pursuant to the provisions of Section 601-b of the NYBL, together with such certificates and other documents required by said Section 601-b, and (ii) filed this Agreement of Merger, together with the officers' certificates, in the office of the clerk of the county in which the principal office of the Surviving Corporation is located and (iii) if required, the Commissioner has endorsed his or her approval on this Agreement of Merger and such Agreement of Merger, as may be endorsed, together with the officer's certificate specified by NJSA 9A-137 are filed with the Commissioner, or (b) at such later time as may have been previously specified by both of the parties hereto in a joint notice to the Superintendent and the Commissioner.

     2.3 Name of Surviving Corporation. The name of the Surviving Corporation shall be "Independence Community Bank."

     2.4 Organization Certificate. On and after the Effective Time, the Restated Organization Certificate of ICB shall be the Restated Organization Certificate of the Surviving Corporation until amended in accordance with applicable law.

     2.5 Bylaws. On and after the Effective Time, the Bylaws of ICB shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     2.6 Directors and Officers. On and after the Effective Time, until changed in accordance with the Restated Organization Certificate and Bylaws of the Surviving Corporation, (i) the directors of the Surviving Corporation shall be the directors of ICB immediately prior to the Effective Time together with the director appointed pursuant to 7.13 of the Merger Agreement and (ii) the officers of the Surviving Corporation shall be the officers of ICB immediately prior to the

Effective Time. The directors and officers of the Surviving Corporation shall hold office in accordance with the Restated Organization Certificate and Bylaws of the Surviving Corporation.


                             ARTICLE III

                            MISCELLANEOUS

     3.1 Conditions Precedent. The respective obligations of each party under this Agreement of Merger shall be subject to (i) the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in
Article VIII of the Merger Agreement and (ii) the approval of this Agreement of Merger by ICBC, in its capacity as sole stockholder of ICB and the Bank.

     3.2 Termination. This Agreement of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with
Section 9.1  thereof.

     3.3 Amendments. To the extent permitted by the NYBL, this Agreement of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

     3.4 Successors. This Agreement of Merger shall be binding on the successors of the Bank and ICB.

     IN WITNESS WHEREOF, the Bank and ICB have cause this Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.

                                 INDEPENDENCE COMMUNITY BANK


ATTEST:

/s/  John K. Schnock             By: /s/Charles J. Hamm
______________________               _______________________

John K. Schnock                      Charles J. Hamm, President and
Senior Vice President,               Chief Executive Chairman Officer
 Secretary and Counsel


                                 STATEWIDE SAVINGS BANK, S.L.A.

ATTEST:

/s/Denise Collins                By: /s/Victor M. Richel
______________________               _______________________

Denise Collins                       Victor M. Richel
Secretary                            Chairman, President and Chief
                                      Executive Officer

Schedule 2.1

                       INDEPENDENCE COMMUNITY BANK

BANKING OFFICES:


195 Montague Street                        83-20 Roosevelt Avenue
Brooklyn, New York 11201*                  Jackson Heights, New York 11372

130 Court Street                           75-15 31st Avenue
Brooklyn, New York 11201                   Jackson Heights, New York 11370

6424-18th Avenue                           89-01 Northern Boulevard
Brooklyn, New York 11204                   Jackson Heights, New York 11372

23 Newkirk Plaza                           150-28 Union Turnpike
Brooklyn, New York 11226                   Flushing, New York 11367

443 Hillside Avenue                        234 Prospect Park West
Williston Park, New York 11596             Brooklyn, New York 11215

23-56 Bell Boulevard                       7500 Fifth Avenue
Bayside, New York 11360                    Brooklyn, New York 11209

250 Lexington Avenue                       440 Avenue P
New York, New York 10016                   Brooklyn, New York 11223

1416 East Avenue                           301 Avenue U
Bronx, New York 10462                      Brooklyn, New York 11223

1420 Northern Boulevard                    8808 Fifth Avenue
Manhasset, New York 11030                  Brooklyn, New York 11209

1769-86th Street                           1310 Kings Highway
Brooklyn, New York 11214                   Brooklyn, New York 11229

Pratt Institute Campus                     4823 13th Avenue
200 Willoughby Avenue                      Brooklyn, New York 11219
Brooklyn, New York 11205

2357-59 86th Street                        1302 Avenue J
Brooklyn, New York 11214                   Brooklyn, New York 11230

4514 16th Avenue                           1550 Richmond Road
Brooklyn, New York 11204                   Staten Island, New York 10304

37-10 Broadway                             1460 Forest Avenue
Long Island City, New York 11103           Staten Island, New York 10302

22-59 31st Street                          498 Columbia Street
Long Island City, New York 11105           Brooklyn, New York 11231

24-28 34th Avenue
Long Island City, New York 11106
                                          *   Executive offices located at
51-12 31st Avenue                             same address.
Woodside, New York 11377

745 Broad Street
Newark, NJ  07102

243 Chestnut Street
Newark, NJ  07105

Chestnut Street & Wheeler Point Road
Newark, NJ  07105

133 Jackson Street
Newark, NJ 07105

255 Millburn Avenue
Millburn, NJ  07041

65 River Road
North Arlington, NJ  07031

1000 S. Elmora Avenue
Elizabeth, NJ 07202

30 W. Mt. Pleasant Avenue
Livingston, NJ  07039

Convery Plaza, Route 35
Perth Amboy, NJ  08861

466 Bloomfield Avenue
Newark, NJ  07107

826 Elizabeth Avenue
Elizabeth, NJ  07201

554 Central Avenue
East Orange, NJ     07018

180 Schuyler Avenue
Kearny, NJ  07302

348 Central Avenue
Jersey City, NJ  07307

290 Ferry Street
Newark, NJ  07105

255 Prospect Avenue
Linden,   NJ 07036

236 W. St. Georges Avenue
West Orange, NJ     07052

905 Broad Street
Newark, NJ  07102

                        STATEWIDE SAVINGS BANK, S.L.A.

9 Path Plaza
Jersey City, NJ 07306

241 Central Avenue
Jersey City, NJ 07307

214 Newark Avenue
Jersey City, NJ 07302

12 Chapel Avenue
Jersey City, NJ 07305

456 North Broad Street
Elizabeth, NJ 07208

314 Elizabeth Avenue
Elizabeth, NJ  07206

One Statewide Court
Secaucus, NJ  07094

416 Anderson Avenue
Cliffside Park, NJ 07010

35 South Main Street,
Lodi, NJ 07644

19 Schuyler Avenue
North Arlington, NJ 07031

246 South Avenue
Fanwood, NJ  07023

345 South Avenue
Garwood, NJ  07027

400 Marin Boulevard
Jersey City, NJ  07306

86 River Street
Hoboken, NJ  07030

1886 Springfield Avenue
Maplewood, NJ  07040

Administrative Office:

70 Sip Avenue
Jersey City, NJ 70206